EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel’s Board of Directors Approves $150 Million Stock Repurchase Plan

WEST CHESTER, OH, October 21, 2008 — AK Steel (NYSE: AKS) announced today that its board of directors has approved a stock repurchase plan and authorized the company to repurchase up to $150 million of its outstanding common stock shares.  The company currently has 112.5 million diluted common stock shares outstanding.
The shares may be repurchased from time to time in open market or privately negotiated transactions at the company’s discretion.  The stock repurchase plan announced today supercedes and replaces a previous stock repurchase plan announced in 2000.
“Without question, we believe shares of AK Steel represent an outstanding long-term investment,” said James L. Wainscott, chairman, president and CEO of AK Steel.  “We also believe this share repurchase plan is consistent with our continual efforts to enhance value for AK Steel stockholders.”
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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